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Exhibit 23.5

CONSENT OF WILLIAM A. LAMKIN TO BE NAMED AS A TRUSTEE
CONSENT

The undersigned hereby consents to being named in the registration statement on Form S-11 (Registration No. 333-            ) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the "Registration Statement") of Select Income REIT, a Maryland real estate investment trust (the "Company"), as an individual to become a trustee of the Company and to the inclusion of his or her biographical information in the Registration Statement.

Dated: December 17, 2011

/s/ WILLIAM A. LAMKIN William A. Lamkin

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  Exhibit 23.5